Exhibit 99.1

Contacts
DASAN Zhone Investor Relations:	DASAN Zhone Public Relations:
Tel: +1 510.777.7013	Tel: +1 760.814.8194
Fax: +1 510.777.7001	E: carla.vallone@portavocepr.com
E: investor-relations@zhone.com

DASAN Zhone Common Stock to Begin Trading on Adjusted Basis
on March 1, Following One-for-Five Reverse Stock Split

Oakland, Calif. - Feb. 28, 2017 – DASAN Zhone Solutions, Inc. (NASDAQ: DZSI), a global leader in fiber access transformation for enterprise and service provider networks, today announced that the previously announced reverse stock split of the company’s common stock became effective on February 28, 2017 at a ratio of one-for-five, and that the company’s common stock will commence trading on a post-split basis beginning on March 1, 2017. The company received the requisite stockholder approval for the reverse stock split on February 27, 2017. The new CUSIP number for the company’s common stock will be 23305L206.
The reverse stock split automatically combined every five shares of the company’s common stock into one issued and outstanding share without any change in the par value of the shares. Following the reverse stock split, the number of outstanding shares of the company’s common stock was proportionally reduced from approximately 81.9 million to approximately 16.4 million. The reverse stock split also proportionately decreased the number of authorized shares of the company’s common stock from 180 million to 36 million.
No fractional shares of common stock will be issued in connection with the reverse stock split. Shareholders that would otherwise hold a fractional share of the company’s common stock will receive a cash payment in lieu of fractional shares. The company’s common stock will continue to trade on a post-split basis under the trading symbol “DZSI.”
As previously announced, DASAN Zhone Solutions is required to evidence compliance with Nasdaq’s initial listing minimum bid or closing price requirement by March 13, 2017. Although DASAN Zhone Solutions expects that the reverse stock split will enable the company to comply with the Nasdaq initial listing and minimum bid price requirement, there can be no assurance that the company will be able to regain such compliance. Delisting from the Nasdaq Capital Market could have a material adverse effect on the company's business and on the trading of its common stock.
About DASAN Zhone Solutions
DASAN Zhone Solutions, Inc. is a global leader in broad-based network access solutions. The company provides solutions in five major product areas including broadband access, Ethernet switching, mobile backhaul, passive optical LAN (POL) and software defined networks (SDN). More than 750 of the world’s most innovative network operators, service providers and enterprises turn to DASAN Zhone Solutions for fiber access transformation. DASAN Zhone Solutions is committed to building the fastest and highest quality All IP Multi-Service solution for its customers. DASAN Zhone Solutions is headquartered in Oakland, California.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, forward-looking statements include, among others, statements that refer to the expected commencement of trading of the company’s post-split common stock[, compliance with the Nasdaq initial listing minimum bid or closing price requirements and the consequences of delisting of the company's common stock from the Nasdaq Capital Market]. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Please refer to the risk factors contained in the company's SEC filings available at www.sec.gov, including without limitation, the company's most recent reports on Forms 10-K, 10-Q and 8-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements for any reason.

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